Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) made and entered into as of this 13th day of May, 2019 (the “Effective Date”), between CapStar Financial Holdings, a Tennessee corporation established to be a bank holding company, headquartered in Nashville, Davidson County, Tennessee, (the “Company”) and CapStar Bank, a Tennessee banking corporation headquartered in Nashville, Davidson County, Tennessee, (the “Bank”) (the Company and Bank together referred to herein as “CapStar”) and Timothy K. Schools, hereinafter referred to as “Executive.”

W I T N E S S E T H

WHEREAS, Executive has agreed to be employed by Company as its Chief Executive Officer and President and Bank as its Chief Executive Officer and President or the period and upon the terms and conditions provided for in this Agreement.

NOW, THEREFORE, for the reasons set forth above and in consideration for the mutual promises and agreements set forth herein, CapStar and Executive agree as follows:

1.    Employment. Subject to continued approval of the Tennessee Department of Financial Institutions and other bank regulatory agencies having jurisdiction over the operations of CapStar, CapStar hereby agrees that effective on the Effective Date, Executive will be employed by Company as its President and as of July 31, 2019 as its Chief Executive Officer and by Bank as its Chief Executive Officer and President as of the Effective Date, pursuant to the terms of this Agreement. Executive agrees to devote his best efforts and his full-time employment to CapStar’s business and strategic planning and perform such other related activities and duties as the board of directors of the Company and Bank (the “Board”) may, from time to time, determine and assign to Executive. Executive’s services and decisions shall be subject to the review, modification and control of the Board. Service on the Board shall be included in the scope of Executive’s employment as long as he so serves. CapStar has appointed Executive to the board of directors of Bank effective immediately and shall appoint him as a director of the Company effective July 31, 2019 and shall nominate the Executive for election as a director of Company effective July 31, 2019 as such nominations are necessary so that the Executive will, if elected by the shareholders of Company, serve as a director of Bank as of the Effective Date and Company as of July 31, 2019 throughout the remainder of the Term. Company agrees to cause the election of the Executive as a director of Bank throughout the Term. Executive hereby consents to serve as a director without any additional compensation for Executive’s services as a director or for any other duties Executive may undertake as a director. Effective upon the termination of Executive’s employment as Chief Executive Officer of Company and Bank for any reason, Executive shall no longer be a director of Company or Bank or any of their subsidiaries or affiliates, and Executive shall resign all positions as a director or officer of Company or Bank and their subsidiaries and affiliates and sign any documents necessary to assure that Executive’s resignation from all such positions is effective and properly documented.

2.    Compensation. During the term of Executive’s employment hereunder (the “Term”):

(a) Salary. For the services provided for herein, CapStar shall pay to Executive, and Executive shall accept from CapStar, a base salary of Five Hundred Twenty-Five Thousand and No/100 Dollars ($525,000.00), per annum (Executive’s “Base Salary”), subject to any and all withholdings and deductions required by law, payable in accordance with the customary payroll practices of CapStar. During the term of this Agreement, Executive’s Base Salary shall be reviewed from time to time by the Board, and, may be increased, but not decreased below the Base Salary, from time to time by the Board, based upon such factors as it may establish from time to time.

(b) Bonus. For the services provided for herein, Executive shall be eligible to receive an annual bonus of up to 50% of Executive’s Base Salary, subject to the terms and conditions set forth annually by the Board at its sole discretion or pursuant to any bonus plan that may be adopted.

(c) Long Term Incentive Plan. Executive will also be eligible to participate in CapStar’s Long Term Incentive Plan and to receive a target award of 40% of Executive’s Base Salary, subject to the terms and conditions set forth in the Long Term Incentive Plan.

(d) Benefits. CapStar will provide to Executive, consistent with the terms and conditions of the respective plans, and pay the cost of, such employee benefits as are provided to Executive Officers of CapStar generally under benefit plans adopted by CapStar from time to time (CapStar’s “Employee Benefit Plans”). These Employee Benefit Plans may include vacation days, sick days or other types of paid or unpaid leave, insurance programs, pension plans, profit sharing plans, bonus plans, stock option plans, restricted stock plans or other stock-based incentive plans, and other employee benefit plans. Provision of such benefit plans by CapStar is within the sole discretion of CapStar, and any such benefits may be amended, modified or discontinued at any time by CapStar.

(e)Relocation. CapStar will reimburse Executive for certain expenses relating to Executive’s sale of his home in South Carolina and purchase of a new home in Nashville, Tennessee. CapStar will provide for reimbursement of closing costs associated with the sale of Executive’s prior residence as well as all expenses related to the movement of household goods. CapStar will also pay for temporary housing plus two trips per month to return to Executive’s existing domicile for a period of 90 days, or 180 days with prior approval of the Chairman or Vice Chairman of the Board, in order to facilitate an orderly transition.

(f) Reimbursements. Upon timely and well-documented requests by Executive submitted within one month from the payment of such expenses by Executive, CapStar will reimburse Executive for Executive’s costs and expenses incurred in connection with the performance of Executive’s duties or otherwise for the benefit of CapStar, specifically including any business expenses incurred with the prior approval of the Board. Such reimbursements shall be made in accordance with the policies established by Company from time to time, recognizing that CapStar may have different reimbursement policies for executive officers, and likewise may have different reimbursement policies for Executive as Chief Executive Officer. Such reimbursements may be approved by CapStar on a one-time basis for a particular expenditure, or on an ongoing basis, such as club memberships, automobile expense reimbursements, etc., but such ongoing approvals shall be subject to change from time to time.

(g) Stock Options. As additional consideration for Executive’s agreement to become employed by CapStar, Executive will receive a one-time award of 50,000 options to purchase the common stock of CapStar Financial Holdings, Inc. The exercise price will be set as the average price of the stock on the day before the public announcement of Executive’s employment with CapStar, but in any event, not less than the fair market value on the date of grant, and options are to be vested in accordance with a three year vesting schedule and subject to the terms of the CapStar Financial Holdings, Inc. Stock Incentive Plan and a separate Stock Option Agreement between Executive and CapStar Financial Holdings, Inc.

(h) Allocation of Compensation. Bank and Company shall apportion any payments or benefits paid to Executive pursuant to this Agreement among themselves as they may agree from time to time in proportion to services actually rendered by Executive for such entity; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. Executive’s receipt of satisfaction in full of any such obligation from Company or Bank shall extinguish the obligations of the other with respect to such obligation.

3.    Term of Employment; Renewal. The initial term of Executive’s employment pursuant to this Agreement (the “Initial Term”) shall commence on the Effective Date and shall end on May 13, 2022. The Term of Executive’s employment pursuant to this Agreement may be renewed and the term thereof extended by one (1) additional year (each, an “Extended Term”) at the end of each Extended Term, by mutual agreement of the parties, which shall be evidenced by each party giving notice of renewal to the other party at least ninety (90) days prior to the expiration of the then-current Extended Term. The Initial Term and all Extended Terms are collectively referred to herein as the “Term.”

4.    Termination of Employment.

(a)    Termination By CapStar. Notwithstanding any of the foregoing provisions in this Agreement, CapStar, by action of the Board, may terminate the employment of Executive hereunder without notice at any time for Cause or without Cause. For purposes of this Agreement, “Cause” includes, but is not limited to: (i) any material breach of the terms of this Agreement which negatively impacts CapStar; (ii) personal dishonesty, fraud or theft; (iii) disclosure of CapStar’s confidential information except in the course of performing his duties while employed by CapStar; (iv) willful illegal or disruptive conduct which impairs the reputation, goodwill or business position of CapStar; (v) willful failure to cooperate fully with a bona fide internal investigation or an investigation of Bank by regulatory or law enforcement authorities whether or not related to your employment with Bank (an “Investigation”), after being instructed by the Board to cooperate or Executive’s willful destruction of or knowing and intentional failure to preserve documents of other material known by Executive to be relevant to any Investigation; (vi) breach of fiduciary duty involving personal profit; (vii) any order or request for removal of Executive by any regulatory authority having jurisdiction over CapStar; (viii) or Executive’s disability, as defined in any disability insurance policy with benefits payable to Executive, or if there is no such disability insurance policy, then as defined in CapStar’s established policy applicable to executive officers (“Disability”). Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a duly constituted meeting of the Board, finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the reasons therefor. Executive shall have the right to appear with counsel and defend himself at any meeting of the Board at which such a resolution is considered.

(b)    For Cause; Nonrenewal by Executive. In the event of a termination of Executive by Company for Cause or election by Executive not to renew or extend the Term, the Executive shall be entitled to receive only the compensation that is earned and accrued as of the date of termination but no other monies or benefits except that: (A) in the case of Executive’s Disability, if no disability plan or disability insurance policy is in place, Executive shall receive fifty per cent (50%) of his Base Salary for a period not to exceed twenty four (24) weeks following the date of termination; and (B) Executive shall be entitled to receive any extended benefits provided to all employees of CapStar, or required by law, such as COBRA health insurance coverage, etc.

(c)    Without Cause. In the event that: (A) CapStar terminates Executive’s employment hereunder without cause; or (B) CapStar engages in conduct that constitutes Good Reason, Executive shall be entitled (i) to resign from his employment with CapStar, (ii) to continue to receive his

Base Salary, payable as before such termination, for a period of two (2) years after the effective date of such termination, (iii) subject to Section 12 hereof, be provided, for a period of twenty-four (24) months after such termination, with life, medical, dental and disability coverage substantially identical to the coverage maintained by the CapStar for Executive prior to Executive’s severance, and (iv) to receive all benefits and reimbursements accrued and payable to Executive at the time of termination of his employment hereunder, including any stock or payments to which Executive is entitled under, and subject to the terms of, all incentive plans in which Executive participates (including and subject to the terms of each and any individual grant or award agreement), including stock option plans, restricted stock plans, performance share plans, and any other stock-based or cash-based incentive plans and the individual grant or award agreements under such plans (collectively, Executive’s “Severance Pay”); provided, however, that if CapStar offers and Executive voluntarily accepts terms of employment that would otherwise constitute Good Reason, then Executive shall be deemed to have waived his right to resign and receive Severance Pay. Upon termination of Executive’s employment hereunder for any reason (other than by CapStar for Cause), whether voluntarily by Executive or by termination by CapStar without Cause, by non-renewal, or otherwise, Executive shall continue to be bound by the provisions contained in Sections 7, 8, 9 and 10 hereof. In the event Executive’s employment hereunder is terminated by CapStar for Cause, Executive shall not be bound by the covenant not to compete set forth in Section 8 hereof.

(d)    By Executive. Notwithstanding any of the foregoing provisions in this Agreement, Executive may terminate or elect not to extend the employment of Executive hereunder without notice at any time. In the event of a termination or election not to extend the Term by Executive for any reason other than Good Reason, including the death or Disability of Executive, Executive shall be entitled to receive only the compensation that has been earned and benefits and reimbursements that have accrued as of the date of termination and any extended benefits required by law, but no other monies or benefits other than continuing benefits under any retirement plan, disability insurance policy, or life insurance policy payable by virtue of the retirement, death or disability of Executive having occurred prior to such termination of employment. Upon termination of Executive’s employment hereunder for whatever reason, Executive shall continue to be bound by the terms of the confidentiality agreement contained in Section 7 hereof, the covenant not to compete contained in Section 8 hereof, and the non-solicitation provisions contained in Sections 9 and 10 hereof.

(e)    Nonrenewal by CapStar. In the event the expiration of the Term of this Agreement solely by the decision of CapStar not to renew or extend the Term, and provided that such nonrenewal does not constitute a Qualifying Termination that would entitle Executive to benefits under Section 5 below, Executive shall be entitled (i) to continue to receive his Base Salary, payable as before such termination, for a period of one (1) year after the effective date of such termination, (ii) subject to Section 12 hereof, for a period of twelve (12) months after such termination, life, medical, dental and disability coverage substantially identical to the coverage maintained by the CapStar for Executive prior to Executive’s severance, and (iii) to receive all benefits and reimbursements accrued and payable to Executive at the time of termination of his employment hereunder, including any stock or payments to which Executive is entitled under, and subject to the terms of, all incentive plans in which Executive participates (including and subject to the terms of each and any individual grant or award agreement), including stock option plans, restricted stock plans, performance share plans, and any other stock-based or cash-based incentive plans and the individual grant or award agreements under such plans.

5.    Change in Control. Capitalized terms used in this Section 5 or in Section 6 but not otherwise defined in this Section 5 or in Section 6 shall have the meanings ascribed to them in Section 11.

(a)    Entitlement to Benefits upon Termination. Subject to Section 12 hereof, if during the Protection Period a Qualifying Termination of Executive’s employment occurs, CapStar shall pay to

Executive the Change in Control benefits described in this Section 6. Change in Control benefits shall not be payable if Executive’s employment is terminated (i) for Cause, (ii) by Executive voluntarily without Good Reason or (iii) by reason of Disability. In addition, the Change in Control benefits shall not be payable if Executive’s employment is terminated for any or no reason prior to or following the Protection Period.

(b)    Change in Control Payment and Benefits. Executive shall be entitled to receive a cash payment equal to two (2) times Executive’s Base Salary in effect immediately prior to the date of termination (the “Change in Control Payment”), which shall be paid in twenty-four (24) equal monthly payments commencing on the first business day of the first month following the date of termination. Subject to Section 12 hereof, if a Qualifying Termination of Executive’s employment occurs during the Protection Period, CapStar shall maintain for the remaining duration of the Protection Period Executive’s health insurance coverage under any applicable Employee Benefit Plans, including any insurance policy held by CapStar, and pay the employer’s portion of such coverage, with the intent of the parties being that Executive shall continue to receive such health insurance coverage for a period of twenty-four (24) months following a Change in Control. Subject to Section 12 hereof, Executive shall have the right to continue COBRA health insurance coverage at the end of the Protection Period.

(c)    Section 280G compliance. If tax counsel appointed by CapStar (the “Tax Counsel”) determines that any or the aggregate value (as determined pursuant to Section 280G of the Code) of all payments, distributions, accelerations of vesting, awards and provisions of benefits by CapStar to or for the benefit of Executive (whether paid or payable, distributed or distributable, accelerated, awarded or provided pursuant to the terms of this Agreement or otherwise) (a “Payment”) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax and no part of the income tax deduction for the Payment shall be disallowed under Section 280G of the Code, but only if, by reason of such reduction, the net after-tax benefit received by Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by Executive if no such reduction were made. The Payment shall be reduced, if applicable, by CapStar in the following order of priority: (A) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to Executive and Executive shall be responsible for payment of any Excise Taxes relating to the Payment.

All determinations required to be made under this Section 4, and the assumptions to be utilized in arriving at such determination, shall be made by the Tax Counsel, which shall provide its determinations and any supporting calculations both to CapStar and Executive within ten business days of having made such determination. The Tax Counsel shall consult with any nationally recognized compensation consultants, accounting firm and/or other legal counsel selected by CapStar in determining which payments to, or for the benefit of, the Executive are to be deemed to be parachute payments within the meaning of Section 280G of the Code. In connection with making determinations under this Section 4, the Tax Counsel shall take into account the value of any reasonable compensation for services to be rendered by Executive before or after the Change in Control, including without limitation, Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, and CapStar shall cooperate in good faith in connection with any such valuations and reasonable compensation positions. Without limiting the generality of the foregoing, for purposes of this provision, CapStar agrees to allocate as consideration for the covenants set forth in Section 6 the maximum amount of compensation and benefits payable under Section 5 hereof reasonably allocable thereto so as to avoid, to the extent possible, subjecting any Payment to tax under Section 4999 of the Code.

6.    Compliance with Section 409A.

(a)     Executive shall not have any right to make any election regarding the time or form of any payment due under this Agreement.

(b) A payment of any amount or benefit hereunder that is (i) subject to Code Section 409A, and (ii) to be made because of a termination of employment shall not be made unless such termination is also a “separation from service” within the meaning of Code Section 409A and the regulations promulgated thereunder and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “resignation” or like terms shall mean “separation from service” within the meaning of Code Section 409A. Notwithstanding any provision of this Agreement to the contrary, if at the time of Executive’s “separation from service” Executive is a “specified employee” (within the meaning of Code Section 409A), then to the extent that any amount to which Executive is entitled in connection with his separation from service is subject to Code Section 409A, payments of such amounts to which Executive would otherwise be entitled during the six month period following the separation from service will be accumulated and paid in a lump sum on the earlier of (i) the first day of the seventh month after the date of the separation from service, or (ii) the date of Executive’s death. This paragraph shall apply only to the extent required to avoid Executive’s incurrence of any additional tax or interest under section 409A or any regulations or Treasury guidance promulgated thereunder.

(c)    Notwithstanding any provision of this Agreement or any other arrangement to the contrary, to the extent that any payment to Executive under the terms of this Agreement or any other arrangement would constitute an impermissible acceleration or deferral of payments under Code Section 409A of the or any regulations or Treasury guidance promulgated thereunder, or under the terms of any applicable plan, program, arrangement or policy of CapStar, such payments shall be made no earlier or later than at such times allowed under Code Section 409A or the terms of such plan, program, arrangement or policy.

(d) Any payments provided in this Agreement or any other arrangement subject to Code Section 409A as an installment of payments or benefits, is intended to constitute a separately identified “payment” for purposes of Treas. Reg. § 1.409A-2(b)(2)(i).

(e) Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

7.    Confidentiality. Executive shall not, at any time or in any manner, during or after the Term, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner, whatsoever, any material information concerning any matters affecting or relating to the business of CapStar, except in the course of performing his duties while employed by CapStar. This includes, without limitation, the name of its clients, customers or suppliers, the terms and conditions of any contract to which CapStar is a party or any other information concerning the business of CapStar, its manner or operations or its plans for the future without regard to whether all of the foregoing matters will be deemed confidential, material or important. This does not include Executive’s ability to disclose the details of this Agreement to his spouse, attorneys, accountants, or lenders as needed for financial or tax purposes. Executive further agrees that he shall continue to be bound by the provisions of this Section 7 following any termination of Executive’s employment pursuant to this Agreement.

8.    Covenant Not to Compete. During the Term and for the period of two (2) years thereafter, upon termination of Executive’s employment hereunder for any reason (other than by CapStar for Cause or by nonrenewal of this Agreement solely by the decision of CapStar), whether voluntarily by Executive or by termination by CapStar without Cause, and whether before or after a Change in Control, and for a period of two (2) years thereafter, Executive agrees that Executive will not be employed by, consult with, or directly or indirectly own, become interested in, or become involved in any manner whatsoever in any business (including any bank or other financial institution in organization) which is or will be similar to or competitive with any aspect of the business of CapStar which operates a bank branch or other business location in Davidson or Williamson Counties, Tennessee, or in any other county in which CapStar operates a bank branch or other business location, determined as of the date of termination of Executive’s employment with CapStar. If Executive’s employment is terminated by nonrenewal of this Agreement solely by the decision of CapStar, Executive agrees to comply with the foregoing restrictions for a period of one (1) year. For the avoidance of any doubt, the restriction will not prevent from retaining his ownership stake in Highlands Union Bank until it can be divested within 90 days of the Effective Date. Executive agrees that should a court find the geographical scope of this covenant unreasonably broad, such court should nevertheless enforce this covenant to the extent that it deems reasonable. Executive specifically acknowledges and agrees that the foregoing restriction on competition with CapStar will not prevent Executive from obtaining gainful employment following termination of employment with CapStar and is a reasonable restriction upon Executive’s ability to compete with CapStar and to secure such gainful employment. In the event Executive’s employment hereunder is terminated by CapStar for Cause, Executive shall not be bound by the covenant not to compete in this Section 8.

9.    Non-Solicitation Covenant. Executive agrees that for a period of two (2) years following the termination of his employment with CapStar, he will not contact or solicit, directly or indirectly, any customer or account that was a customer or account of CapStar within twelve (12) months prior to the termination of Executive’s employment with CapStar. Executive further agrees that for a period of two (2) years following the termination of his employment with CapStar, he will not contact or solicit, directly or indirectly, any employee or person who was an employee of CapStar within twelve (12) months prior to the termination of Executive’s employment with CapStar for the purposes of inducing such person to leave their employment with CapStar. The parties agree that these covenants are intended to prohibit Executive from engaging in such proscribed activities as an owner, partner, director, officer, executive, consultant, stockholder, agent, salesperson, or in any other capacity for any person, partnership, firm, corporation or other entity (including any financial institution in organization) unless he receives the express written consent of the Board. Executive specifically acknowledges and agrees that the foregoing restriction on competition with CapStar will not prevent Executive from obtaining gainful employment following termination of his employment with CapStar and is a reasonable restriction upon Executive’s ability to compete with CapStar and to secure such gainful employment.

10.    No Enticement of Officers. Executive shall not, directly or indirectly, entice or induce, or attempt to entice or induce any Officer of CapStar to leave such employment during the term of this Agreement or within two (2) years thereafter.

11.    Certain Definitions. Whenever used in this Agreement and not otherwise defined herein, the following terms shall have the meanings set forth below:

(a) “Change in Control” means a transaction or circumstance in which any of the following have occurred, provided that the board of directors of CapStar (the “Company Board”) shall have determined that any such transaction or circumstance has resulted in a Change in Control, as defined in this paragraph, which determination shall be made in a manner consistent with Treas. Reg. § 1. 409A-3(i)(5):

(i)

the date that any person, or persons acting as a group, as described in Treas. Reg. § 1.409A-3(i)(5) (a “Person”), other than a trustee or other fiduciary holding securities under an employee benefit plan of CapStar or a corporation controlling CapStar or owned directly or indirectly by the shareholders of CapStar in substantially the same proportions as their ownership of stock of CapStar, becomes the beneficial owner (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended), directly or indirectly, of securities of the CapStar representing more than 40% of the total voting power represented by CapStar’s then outstanding voting securities (as defined below);

(ii)

the merger, acquisition or consolidation of CapStar with any corporation pursuant to which the other corporation immediately after such merger, acquisition or consolidation owns more than 50% of the voting securities (defined as any securities which vote generally in the election of its directors) of CapStar outstanding immediately prior thereto or more than 50% of CapStar’s total fair market value immediately prior thereto; or

(iii)

the date that a majority of the members of the Company Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company Board before the date of the appointment or election.

(b) “Code” means the Internal Revenue Code of 1986, as the same may be from time to time amended.

(c) “Good Reason” means any of the following:

(i)	Executive’s then current base salary is reduced;

(ii)	Executive’s work or reporting responsibilities are materially diminished, or

(iii)	Executive is relocated to a work location more than thirty (30) miles from the Executive’s then current work location.

To terminate this Agreement and his employment under this Agreement for Good Reason, the Executive must provide written notice to CapStar of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and must give CapStar at least 30 days from receipt of such written notice to cure the condition constituting Good Reason (“Notice of Good Reason”). Such termination must be effective within one year after the initial existence of the condition constituting Good Reason. In the event of termination for Good Reason, the date of termination shall be the effective date specified in the Executive’s Notice of Good Reason.

(d) “Protection Period” means the period commencing on the date that a Change in Control occurs, and ending on the last day of the twelfth (12th) calendar month following the calendar month during which such Change in Control occurred. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs, and if the date of termination with respect to Executive’s employment by CapStar occurs prior to the date on which the Change in Control occurs, unless it is reasonably demonstrated by CapStar that such termination of employment (i) was not at the request of a third party who has taken steps reasonably calculated to effect the Change in Control and (ii) did not otherwise arise in connection with or in anticipation of the Change in Control, then for all purposes of this Agreement the “Protection Period” shall be deemed to have commenced on the date immediately preceding the date of termination of Executive.

(e) “Qualifying Termination” means:

(i) an involuntary termination of Executive’s employment by CapStar (or any successor to CapStar after the Change in Control) for reasons other than Cause (and other than on account of Executive’s Disability); or

(ii)    a voluntary termination of employment by Executive for Good Reason.

12.    COBRA Health Insurance Coverage. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall be interpreted to require CapStar to extend COBRA health insurance coverage benefits to Executive in violation of applicable law. In the event that, following termination of Executive’s employment with CapStar, Executive shall be entitled to receive extended insurance benefits pursuant to the terms of this Agreement, Executive shall be required to elect COBRA health insurance coverage and, thereafter, CapStar shall provide such coverage to Executive through a COBRA subsidy; provided, however, that at such time as CapStar is no longer permitted to extend COBRA health insurance coverage benefits to Executive under applicable law, CapStar shall provide a cash payment to Executive in lieu of such subsidy (with each cash payment being equal to the amount of the last COBRA subsidy provided to Executive prior to Executive’s termination pursuant to the terms hereof), and Executive shall elect and obtain his own health insurance coverage.

13.    Remedies. Executive acknowledges and agrees that the breach or threatened breach of any of the provisions of Sections 7, 8, 9 or 10 of this Agreement will cause irreparable harm to CapStar which cannot be adequately compensated by the payment of damages. Accordingly, Executive covenants and agrees that CapStar, in addition to any other rights or remedies which CapStar may have, will be entitled to such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain Executive from breaching or threatening to breach any of the provisions of this Agreement, without the requirement that CapStar post bond or other surety. Such right to obtain injunctive relief may be exercised at the option of CapStar in addition to, concurrently with, prior to, after, or in lieu of the exercise of any other rights or remedies which CapStar may have as a result of any such breach or threatened breach.

14.    Entire Agreement. CapStar and Executive agree that this Agreement contains the complete agreement concerning the employment arrangement, written or oral, between them and that this Agreement supersedes all prior negotiations, offer letters, practices and/or agreements. Neither party has made any representations that are not contained herein on which either party has relied in entering into this Agreement.

15.    Assignment. It is agreed that CapStar shall have the right to assign this Agreement to any purchaser of the business of or substantially all of the assets of CapStar. This is a personal services contract, and may not be assigned by Executive.

16.    Modification. This Agreement shall not be modified or amended except by a writing duly executed by both parties. No waiver of any provision of this Agreement shall be effective unless the waiver is in writing and duly executed by both parties.

17.    Waiver of Breach. The waiver by a party of the breach of any provision of this Amended Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same of any other provision hereof by that party.

18.    Severability. The provisions of this Agreement shall be severable, and the invalidity of any provisions or portion thereof shall not affect the validity of the other provisions.

19.    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, except to the extent governed by the laws of the United States of America in which case federal laws shall govern.

20.    Notice. Any notice required or authorized hereunder shall be deemed delivered when delivered to Executive or to an executive officer of CapStar, or when deposited, postage prepaid, in the United States mail certified, with return receipt requested, addressed to the parties as follows:

Executive:	Timothy K. Schools
340 West Main Street
Abingdon, Virginia 24210

with a copy (which copy shall not constitute notice) to:

Benjamin A. Barnhill
Nelson Mullins LLP
Poinsett Plaza
104 South Main Street, Suite 900
Greenville, South Carolina 29601

CapStar:	CapStar Financial Holdings, Inc.
1201 Demonbreun St. Suite 700
Nashville, TN 37203
Attn: Secretary

with a copy (which copy shall not constitute notice) to:

Waller Lansden Dortch & Davis, LLP
Attn: Chase Cole
511 Union Street, Suite 2700
Nashville, TN 37219

21.    Survival. The provisions of Sections 7, 8, 9, 10, 13 and 17 of this Agreement shall survive any termination of this Agreement.

22.     Withholding. CapStar shall be entitled to withhold from amounts payable to Executive hereunder such amounts as may be required by applicable law.

23.    Indemnification. Notwithstanding anything in the articles of incorporation or bylaws of the Company or the Bank to the contrary, the Executive shall at all times during the Executive’s employment by the Company or the Bank, and after such employment, be indemnified by such entities to the fullest extent applicable law permits for any matter in any way relating to the Executive’s affiliation with the Company or the Bank; provided, however, that if the Company or the Bank shall have terminated the Executive’s employment for Cause, then neither the Company or the Bank shall have any obligation whatsoever to indemnify the Executive for any claim arising out of the matter for which the Executive’s employment shall have been terminated for Cause or for any conduct of the Executive not within the scope of the Executive’s duties under this Agreement.

[Execution Page follows]

EXECUTION PAGE

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and date first written above.

CAPSTAR:		EXECUTIVE:

CapStar Bank and CapStar Financial Holdings, Inc.
/s/ Timothy K. Schools
Timothy K. Schools
By:	/s/ Dennis C. Bottorff
Dennis C. Bottorff, Chairman of the Board